Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-115044) of AGL Resources Inc. of our report dated June 27, 2006 relating to the financial statements and supplemental schedule of the AGL Resources Inc. Retirement Savings Plus Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP
Atlanta, Georgia

June 27, 2006